Exhibit 10.5

BB&T CORPORATION

Nonqualified Stock Option Agreement

THIS AGREEMENT dated as of                          , 20    , between BB&T Corporation, a North Carolina corporation (“BB&T”), for itself and its Subsidiaries, and «First_Name» «Middle» «Last_Name» «Name_Suffix» (the “Participant”) is made pursuant and subject to the provisions of the BB&T Corporation 1995 Omnibus Stock Incentive Plan, as amended (the “Plan”), a copy of which is available to the Participant. All terms that are defined in the Plan and not otherwise defined herein have the meanings given them in the Plan.

BB&T desires to carry out the purposes of the Plan by affording the Participant an opportunity to purchase BB&T Common Stock, $5.00 par value per share, as hereinafter provided.

In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Grant of Option. Pursuant to the Plan, effective as of , 20 (the “Date of Grant”), BB&T grants to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein, the right and option (the “Option”) to purchase from BB&T all or any part of an aggregate of «Number_of_Options_» shares of BB&T Common Stock at an Option Price of $ per share, being not less than the Fair Market Value per share of BB&T Common Stock on the Date of Grant. This Option is designated as a nonqualified stock option and, as such, is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Such Option will be vested and exercisable as hereinafter provided.

2.	Terms and Conditions. The Option is subject to the following terms and conditions:

(a)	Expiration Date. The Option shall expire on , 20 (the “Expiration Date”).

(b)	Exercise of Option. Except as provided in paragraphs 3, 4, 5, 6, 7 and 9 and subject to the authority of the Committee to accelerate the exercisability of this Option, this Option shall be vested and exercisable with respect to twenty percent (20%) of the shares subject to the Option on the first anniversary of the Date of Grant and with respect to an additional twenty percent (20%) of the shares subject to the Option on each anniversary of the Date of Grant over the following four years so that the Option shall be fully vested and fully exercisable on the fifth anniversary of the Date of Grant. To the extent the Option has become vested and exercisable in accordance with the preceding sentence, it shall continue to be vested and exercisable until the termination of the Participant’s rights hereunder pursuant to paragraphs 3, 4, 5, 6, 7 and 9, or until the Expiration Date. The Option may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of the Option shall not affect the Participant’s right to exercise the Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement. The Option may not be exercised at any time unless the Participant shall have been in the continuous employment of BB&T or one or more of its Subsidiaries from the date hereof to the Date of Exercise of the Option, subject to the provisions of paragraphs 3, 4, 5, 6, and 7.

(c)	Method of Exercising and Payment for Shares. The Option shall be exercised by written notice (the “Notice of Exercise”) accompanied by payment of the Option price, delivered to the attention of the Human Systems Division at the office of BB&T Corporation, P.O. Box 1215, 200 West Second Street, Winston-Salem, North Carolina 27102, or at such other location selected by BB&T. The Date of Exercise shall be the date the full payment of the Option Price is received by BB&T. The Option Price may be paid in cash or by the surrender of shares of BB&T Common Stock with an aggregate Fair Market Value (determined as of the day preceding the Date of Exercise) which is not less than the Option Price, or a combination of cash and BB&T Common Stock. BB&T shall deliver or cause to have delivered a certificate or certificates representing such shares of BB&T Common Stock as soon as practicable after the Date of Exercise.

The certificate or certificates for the shares of BB&T Common Stock as to which the Option shall have been so exercised shall be registered in the name of the person or persons designated in the Notice of Exercise and shall be delivered as provided above to or upon the written order of the person exercising the Option.

In the event that the Option shall be exercised pursuant to this paragraph 2 by any person other than the Participant, the Notice of Exercise shall be accompanied by appropriate proof of the right of such person to exercise the Option. The exercise of the Option and the issuance of shares of BB&T Common Stock thereby shall be subject to compliance with all applicable federal and state laws and regulations, including but not limited to compliance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and other applicable federal and state securities laws.

(d)	Shareholder Rights. The Participant shall not have any of the rights of a shareholder with respect to the shares of BB&T Common Stock covered by the Option until a certificate or certificates for the shares acquired upon Option exercise have been issued to the Participant following proper exercise of the Option and full payment for the shares covered thereby.

(e)	Nontransferability; Exercisability by Beneficiary. The Option shall not be transferable (including by pledge or hypothecation) other than by will or by the laws of descent and distribution, except as may be permitted by the Committee in its sole discretion in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding sentence, during the Participant’s lifetime, the Option may be exercised only by the Participant, and no right or interest of the Participant in this Option shall be liable for, or subject to, any lien, obligation or liability of the Participant. The designation of a beneficiary in accordance with procedures established by the Committee to exercise the Option upon the death of Participant shall not constitute a transfer.

3.	Termination of Employment. Except as provided in paragraphs 4, 5, 6, and 7, in the event that the employment of the Participant with BB&T or its Subsidiaries is terminated for any reason other than involuntary termination without just cause, Retirement, death or Legal Disability, the participant may exercise the Option only with respect to those shares of BB&T Common Stock as to which it has become vested and exercisable pursuant to paragraph 2(b) as of the date of his termination. The Participant may exercise the Option with respect to such shares no more than thirty (30) days after the date of the Participant’s termination of employment (but in any event prior to the Expiration Date).

4.	Involuntary Termination Without Just Cause. In the event that the Participant’s employment with BB&T or its Subsidiaries is involuntarily terminated by BB&T without just cause, the option shall become fully vested and fully exercisable as of the date of his termination of employment without regard to the installment exercise limitations set forth in paragraph 2(b). For purposes of this Agreement, the involuntary termination of the Participant by BB&T shall be without just cause unless the termination is on account of the Participant’s (a) dishonesty, theft or embezzlement; (b) refusal or failure to perform his assigned duties for BB&T or its Subsidiaries in a satisfactory manner; or (c) engaging in any conduct that could be materially damaging to BB&T or its Subsidiaries without a reasonable good faith belief that such conduct was in the best interest of BB&T or any of its Subsidiaries. The determination of just cause shall be made by the Committee and its determination shall be final and conclusive. The Participant may exercise the Option following an involuntary termination without just cause until the Expiration Date.

5.	Exercise After Retirement. In the event that the Participant remains in the continuous employ of BB&T or a Subsidiary from the Date of Grant until the Participant’s Retirement (as determined by the Committee), the Option shall become fully vested and fully exercisable as of the date of his Retirement without regard to the installment exercise limitations set forth in paragraph 2(b). The Participant may exercise the Option following his Retirement until the Expiration Date.

6.	Exercise in the Event of Death. In the event that the Participant remains in the continuous employ of BB&T or a Subsidiary from the Date of Grant until his death, the Option shall become fully vested and fully exercisable as of the date of death without regard to the installment exercise limitations set forth in paragraph 2(b). The Option shall be exercisable by such person or persons who are designated as the Participant’s beneficiary in accordance with the terms of the Plan and this Agreement, or, if no such valid beneficiary designation exists, then by the Participant’s estate or by such person or persons as shall have acquired the right to exercise the Option by will or the laws of descent and distribution. The person or persons entitled to exercise the Option following the Participant’s death may exercise the Option until the Expiration Date.

7.	Exercise in the Event of Legal Disability. In the event that the Participant remains in the continuous employ of BB&T or a Subsidiary from the Date of Grant until the date of his Legal Disability (as determined by the Committee), the Option shall become fully vested and fully exercisable as of the date of his termination of employment on account of his Legal Disability without regard to the installment exercise limitations set forth in paragraph 2(b). The Participant may exercise the Option following such termination of employment until the Expiration Date.

8.	Fractional Share. A fractional share shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share, such fraction shall be disregarded.

9.	Change of Corporate Control.

(a)	Subject to paragraphs 3, 4, 5, 6, and 7, and in the event that there is “Change of Control,” as defined in this paragraph 9, of BB&T subsequent to the date hereof, the Option shall (subject to the terms of paragraph 9(c)) herein) become fully vested and fully exercisable as of the effective date of such event without regard to the installment exercise limitations set forth in paragraph 2(b).

(b)

For purposes of this paragraph 9, a “Change of Control” will be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, excluding employee benefit plans of

BB&T and its affiliates, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of BB&T representing twenty percent (20%) or more of the combined voting power of BB&T’s then outstanding securities; or (ii) during the term of this Option as a result of a tender offer or exchange offer for the purchase of securities of BB&T (other than such an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the term of the Option constituted BB&T’s Board of Directors, plus new directors whose election or nomination for election of BB&T’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period (collectively, the “Continuing Directors”), cease for any reason during such two-year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of BB&T approve a merger or consolidation of BB&T with any other corporation or entity regardless of which entity is the survivor other than a merger or consolidation which would result in the voting securities of BB&T or such surviving entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power of the voting securities of BB&T or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T’s assets; or (v) any event occurs that BB&T’s Board of Directors determines should constitute a change of control.

(c)	Notwithstanding paragraph 9(a) and paragraph 9(b) herein, the term “Change of Control” shall not include any event which the Board of Directors of BB&T (or, if the event described in paragraph 9(b)(ii) above has occurred, a majority of the Continuing Directors), prior to the occurrence of such event, specifically determines, for the purpose of the Plan and/or this Agreement, is a “merger of equals” (regardless of the form of the transaction), unless such determination is revoked within one year after the occurrence of the event that otherwise would constitute a Change of Control by a majority of the directors of BB&T if BB&T is a surviving corporation, or by a majority of the directors of the surviving corporation if BB&T is not the surviving corporation, who in either case were Continuing Directors immediately prior to the effective time of such event or were elected or nominated for election as directors of the surviving corporation by a vote of at least two-thirds of the directors who were Continuing Directors immediately prior to such effective time. Any determination concerning whether a transaction is a “merger of equals” shall be solely within the discretion of the Board of Directors of BB&T or a majority of the Continuing Directors, as the case may be. In the event that the Board of Directors or the Continuing Directors, as the case may be, determine that a transaction does constitute a merger of equals, then, notwithstanding the provisions of paragraph 9(a) and paragraph 9(b) herein, the vesting and exercisability of the Option will not be accelerated due to the merger of equals, but the Option shall instead continue to vest and become exercisable, if at all, in accordance with the provisions of paragraphs 3, 4, 5, 6, 7 and 9 herein.

10.	No Right to Continued Employment. So long as the Participant shall continue to be an employee of BB&T or one of its Subsidiaries, the Option shall not be affected by any change in the duties or position of the Participant. This Agreement does not confer upon the Participant any right to continue as an employee of BB&T or a Subsidiary, nor shall it interfere in any way with the right of BB&T or a Subsidiary to terminate his employment at any time.

11.	Change in Capital Structure. The terms of the Option shall be adjusted as the Committee determines is equitably required in the event that (a) BB&T (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidation of shares, or (ii) engages in a transaction to which Code Section 424 applies; or (b) there occurs any other event which, in the Committee’s judgment, necessitates such action.

12.	Reservation of Shares. BB&T shall, at all times during the terms of the Option, reserve and keep available such number of shares of BB&T Common Stock as will be sufficient to satisfy the requirements of the Option, and shall pay all original issue and transfer taxes with respect to the issuance and transfer of BB&T Common Stock pursuant hereto and all other fees and expenses necessarily incurred by BB&T in connection therewith.

13.	Resale and Transfer Restrictions. In the event that the Participant is deemed to be an Affiliate of BB&T, as defined in Rule 405 promulgated under the Securities Act, any resale or transfer of the shares of BB&T Common Stock acquired pursuant to the Option shall, under existing law, require either (a) the further registration under the Securities Act of the shares of BB&T Common Stock to be transferred, (b) compliance with Rule 144 promulgated under the Securities Act, or (c) the availability of another exemption from registration. The Participant acknowledges that the stock certificate or certificates to be delivered to him upon the exercise of the Option shall reflect these limitations in the form of stock transfer restrictions.

14.	Notices. Any and all notices under the Option shall be in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of BB&T, to its Human Systems Division to the attention of the Human Systems Division Manager, and in the case of the Participant, to the last known address of the Participant as reflected in BB&T’s records.

15.	Governing Law. This Agreement shall be governed by the laws of the State of North Carolina, without regard to the principles of conflicts of law.

16.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

17.	Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

18.	Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of BB&T.

19.

Taxes. BB&T has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Option or the issuance of shares following exercise of the Option, and the Participant is in no manner relying on BB&T or its representatives for an assessment of any such tax consequences. The Participant acknowledges that there may be adverse tax consequences upon acquisition or disposition of the shares subject to the Option and that the Participant should consult a tax advisor prior to such exercise or disposition. The Participant acknowledges that he has been advised that he should consult with his own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledge that BB&T has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant. In accordance with procedures established by the Committee, BB&T may withhold from BB&T Common Stock delivered to the Participant, sufficient shares of BB&T Common Stock (valued as the Date of Exercise) to satisfy withholding and employment taxes, or the Participant shall pay to BB&T in cash or BB&T Common Stock (valued as of the Date of Exercise) sufficient amounts of shares to satisfy such obligations.

20.	Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be modified or amended only by the written agreement of the parties hereto. The waiver by BB&T of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Administrator shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to Code Section 409A and related regulations or other guidance and federal securities laws).

IN WITNESS WHEREOF, BB&T has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

BB&T CORPORATION

BB&T Corporation

By:	/s/ John A. Allison
Chairman and CEO